Exhibit 99.1

FOR IMMEDIATE RELEASE

MEDIA CONTACT:                  STOCKHOLDER CONTACT:

Mary Ann Susco                  Marco Acosta
212-850-1382                    800-597-6068 (Option #1)
suscom@jwseligman.com           acostam@jwseligman

Seligman Quality Municipal Fund, Inc. Announces Stockholder Approval of Plan of
                      Complete Liquidation and Dissolution

New York, NY, February 15, 2007 -- Seligman Quality Municipal Fund, Inc. (NYSE:
SQF) (the "Fund") today announced that stockholders of the Fund, at a special meeting of stockholders held earlier in the day, approved a proposal to liquidate and dissolve the Fund.

The effective date of the plan of complete liquidation and dissolution approved by stockholders will be February 26, 2007 and the official books of transfer will be closed as of the close of business on that date. The common stockholders' respective interests in the Fund's assets will be fixed at that time.

Shares of the Fund's common stock will cease to be traded on the New York Stock Exchange prior to the opening of trading on February 27, 2007.

The Fund will separately announce the record date and the payment date for any liquidation distributions in respect of the Fund's shares of common stock (as noted in the Fund's proxy statement relating to today's special stockholders meeting). Holders of shares of the Fund's common stock will receive their liquidating distributions without further action on their part. Any stock certificates held after the liquidation of the Fund will no longer evidence an ownership interest in the Fund, will have no value, and will not be accepted by the Fund's transfer agent for redemption, registration of transfers or otherwise.

In anticipation of the liquidation and dissolution of the Fund, the Fund will redeem all of its outstanding shares of preferred stock as of the close of business on February 23, 2007.

Seligman Quality Municipal Fund, Inc. is managed by J. & W. Seligman & Co. Incorporated, a New York-based investment manager and advisor, which was founded in 1864.

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You should consider the investment objectives, risks, charges, and expenses of a fund carefully before investing. You can obtain the Fund's most recent annual, semi-annual and quarterly reports by contacting your financial advisor or Seligman Services, Inc. at 800-597-6068. These reports and other information are also available on the Securities and Exchange Commission's EDGAR Database. Seligman Services, Inc. provides client services to stockholders of the Fund.

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